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Exhibit 10.29

                 EXECUTIVE DISABILITY INCOME PROTECTION PROGRAM

The Company implemented an executive disability income protection program (the "Program"), effective January 1, 2005. The Program was adopted to supplement the long-term disability income benefits provided to full-time employees of the Company who are senior directors, vice presidents and above, including the Company's named executive officers (the "Eligible Participants"). The Company has group long-term disability insurance coverage (the "LTD Policy") that is available to all employees of the Company and provides a maximum benefit of $10,000 per month. The Program, when combined with the LTD Policy, will provide the Eligible Participants with disability income benefits covering up to 70% of their base salary, up to a maximum monthly benefit of $15,500. The premiums for the Program are paid by the Company.